Exhibit 99.1

DPW Holdings’ Coolisys® Power Electronics Business to Test ACECool™ EV Chargers Targeting National Fast-Food Franchise Networks

Newport Beach, CA, November 23, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”), announced that its power electronics business, Coolisys Technologies Corp.® (“Coolisys®”), has established a program targeting both national and regional fast-food franchisees to install the ACECool™ electric vehicle (“EV”) chargers as a part of a revenue sharing program. The program initially will be funded from the Company’s recent capital raising activities. The program is expected to be launched in California, Nevada and Canada. While the Company is excited about Coolisys’ new franchise program, there is no assurance that the program will be successful.

The Company expects that the program will allow franchise owners and operators to install the ACECool™ EV chargers and share in the net revenue from advertising and network usage. This same program is anticipated to be a model for other strategic industry-focused and geo-focused networks. Coolisys expects to launch its program with a national fast-food network franchisee that forms a part of a network with over 1,000 locations. Coolisys expects to announce other network partners in the first quarter of 2021.

Global EV sales rose a dramatic 65% from 2017 to 2018, for a total of 2.1 million vehicles, with sales figures steady through 2019. The subsequent outbreak of the coronavirus pandemic, however, resulted in a 25% decline in EV purchases during the first quarter of 2020. Despite these setbacks, EV demand is again expected to rise according to a study by Bloomberg New Energy Finance, which sees improved batteries, more readily available charging infrastructure, new markets and price parity with internal combustion engine vehicles as major growth drivers. The study estimates that EVs will comprise 10% of global passenger vehicle sales by 2025, rising to 28% in 2030 and 58% in 2040. In terms of expanding the current infrastructure to support EV deployment, McKinsey reported that by 2030 more the $30 billion will need to be spent on the rollout of EV chargers and, that by 2030, the US market for services to support the charging of EV fleets could be worth $15 billion.

Amos Kohn, President and CEO of Coolisys, said “The opportunities for Coolisys in the burgeoning EV marketplace are anticipated to drive our sales growth over the next 60 months and beyond. We look forward to the potential changes coming from increased demand for EVs and the recent trends related to government support of the electrification of transport. I believe we are well positioned to leverage these opportunities as a 50+ year old company experienced and capable of creating innovative and highly-efficient power systems and solutions.”

For more information on DPW Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About Coolisys Technologies Corp.

Coolisys and its portfolio companies and divisions are primarily engaged in the design and manufacture of innovative, feature rich, and top-quality power products for mission critical applications in the harshest environments and life-saving, life sustaining applications across diverse markets including defense-aerospace, medical-healthcare, industrial-telecommunications, and automotive. Coolisys’ headquarters are located at 1635 South Main Street, Milpitas, CA 95035; www.Coolisys.com.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235